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                                                               February 24, 1997



Dear :

I am pleased to inform you that the Board of Directors has agreed to provide you with this severance agreement as an inducement for you to remain in the employ of Seaman Furniture Company, Inc. (the "Company") or any of its subsidiaries in the event there is a Change in Control (as defined below) of the Company.

A "Change in Control" means that (i) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization none of M.D. Sass, Carl Marks or T. Rowe Price nor any of their respective affiliates, individually or in the aggregate, has the power to elect a majority of the board of directors of the surviving corporation immediately after such merger, consolidation, reorganization, transfer or other action and another person (as the term "person" is used in Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) has such right; or (ii) the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer none of M.D. Sass, Carl Marks or T. Rowe Price nor any of their respective affiliates, individually or in the aggregate, has the power to elect a majority of the board of directors of the purchasing entity immediately after such sale or transfer.

If following a Change in Control (i) your employment is terminated by the Company other than for "Cause" (as hereinafter defined); or (ii) your salary is reduced or there is a material reduction in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to your position with the Company immediately prior to a Change in Control and as a result you decide to terminate your employment with the Company (each of items
(i) & (ii) are deemed a "Termination") then the Company will pay you a percentage of your annual salary as follows:

     (i) If there is a Termination within 180 days from the effective date of the Change in Control, you will be paid one year's Annual salary, excluding any bonus payments (at a rate equal to that in effect immediately prior to the Change in Control, hereinafter your "Annual Salary");
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     (ii) If there is a Termination during the period 181 to 270 days after the effective date of the Change in Control you will be paid (9) nine months of your Annual Salary (at a rate equal to that in effect immediately prior to the Change in Control);

     (iii) If there is a Termination during the period 271 to 365 days after the effective date of the Change in Control you will be paid (6) six months of your Annual Salary (at a rate equal to that in effect immediately prior to the Change in Control).

In addition to the payment in the prior paragraph, but notwithstanding the Company's severance policy at the time of a Termination, you will be paid a severance payment of one weeks salary for each year of service (which would include all terms of service with the Company): provided, however, that in no
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event will you be paid more than one (1) year's Annual Salary when the two payments are totaled.

The Company will continue for (3) three months from your Termination, your employee benefits, such as group and other life, health, medical and hospital insurance, automobile expense allowance, and any other employee benefit policies, plans, programs or arrangements which are in effect at the time of such Termination.

Upon Termination all stock options granted to you prior to the Termination which are outstanding but which are unvested, will immediately vest, but otherwise remain subject to the stock option plan pursuant to which they were issued.

Termination for "Cause" means termination for: (i) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company or any subsidiary; (ii) an act resulting in material damage to property of the Company or any subsidiary; or (iii) any material violation of the Company's written Principles of Business Conduct dated October 10, 1995, including but not limited to any unauthorized disclosure of secret processes or confidential information of the Company or any subsidiary.

This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control and without further action, this Agreement shall become immediately operative, and will terminate on the first annual anniversary of each Change in Control.

This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will therefore be deemed the "Company" for the purpose of this Agreement), but will not otherwise be assignable or delegable by the Company.

The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or
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government regulation or ruling or any other amount which you may owe to the
Company.

All notices required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission(with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service addressed to the Company (to the attention of the President of the Company) at the principal executive office and to the Executive at your principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

The validity, interpretation, construction and performance of the Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws of such State.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

If you accept the Company's offer of this additional severance payment, over and above the Company's regular severance policy, on the terms and conditions set forth herein, please so indicate below.

                              SEAMAN FURNITURE COMPANY, INC.



                              BY:
                                    ------------------------
                                    Alan Rosenberg



AGREED AND ACCEPTED:



/s/
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